Exhibit 10.1

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Second Amendment to

Agreement for NASDAQ-100 Index®

and NASDAQ Composite Index® Futures Products

THIS “Second Amendment” is made as of June 26, 2008 (the “Second Amendment Effective Date”) by and between The NASDAQ

OMX Group, Inc. f/k/a The Nasdaq Stock Market. Inc. (“NASDAQ OMX”), a Delaware corporation, whose principal place of business is located at One Liberty Plaza, 165 Broadway, New York, NY 10006, and Chicago Mercantile Exchange Inc., a Delaware Corporation (“CME”), whose principal place of business is located at 20 S. Wacker Drive, Chicago, Illinois 60606. All references to “Nasdaq” in the Agreement shall be deemed to refer to NASDAQ OMX.

WHEREAS, NASDAQ OMX and CME are parties to an Agreement for NASDAQ-100 Index® and NASDAQ Composite Index® Futures Products (the “Agreement”), effective as of October 9, 2003; and

WHEREAS, NASDAQ OMX and CME previously amended the Agreement by an Amendment dated April 26, 2005; and

WHEREAS, NASDAQ OMX and CME again desire to amend certain terms of the Agreement as set forth below;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, NASDAQ OMX and CME, intending to be legally bound, agree as follows:

A. Amendment of Attachment II—Extension of Renewal Term. The Renewal Term of the Agreement with respect to each of the Indexes shall be extended until December 31, 2019.

B. Amendment of Attachment III—Fees Generally. For all ***, beginning with the first day of the first full calendar month following the Second Amendment Effective Date, the Fees paid by CME to NASDAQ OMX under Attachment III shall be ***. Beginning *** through the expiration of the Renewal Term on December 31, 2019, the Fees for all ***, shall be ***.

C. Amendment of Attachment III—***. Section B of Attachment III captioned *** shall be deleted in its entirety.

D. Amendment of Attachment III—CME Marketing Commitment. Section D of Attachment III captioned CME Marketing Commitment shall be deleted in its entirety and replaced with the following:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

D.	CME Marketing Commitment.

During each calendar year during the Renewal Term after the Second Amendment Effective Date, CME shall spend a minimum of $*** in advertising on NASDAQ OMX’s public web site, currently located at url www.nasdaq.com and www.nasdaqomx.com (“NASDAQ.com”). The annual marketing commitment shall be prorated for the portion of the calendar year commencing on the Second Amendment Effective Date through December 31, 2008. The advertising associated with the annual marketing commitment need not relate to Indexes nor the Futures Products based on the Indexes. Notwithstanding the foregoing, the Parties acknowledge and agree that should NASDAQ.com cease to be a viable and commercially reasonable vehicle for advertising at any point during the Renewal Term. CME shall retain the marketing commitment and NASDAQ OMX shall have the right to substitute an alternative NASDAQ OMX branded advertising outlet including, without limitation, the NASDAQ MarketSite Tower in Times Square, New York, NY, a NASDAQ OMX branded magazine or other similar advertising outlet.

E. Addition to Attachment III—License Fee Mitigation. The following Section E shall be added to the end of Attachment III:

E.	License Fee Mitigation.

(1)	Unlicensed Use of Index or NASDAQ OMX Marks.

In the event NASDAQ OMX is notified by CME or otherwise becomes aware that any of the Indexes or an associated Mark, are to be or have been used by a competitive market for the listing or trading of competitive products without the prior written consent of NASDAQ OMX (“Unlicensed User”), NASDAQ OMX shall have the option to either (i) use its best efforts to terminate such use, including, without limitation, by initiating litigation against any such Unlicensed User; or (ii) permit such Unlicensed User to continue such use, in which case CME shall have the rights provided below. NASDAQ OMX shall have thirty (30) days after being notified in writing by CME of such unlicensed use in which to notify CME of NASDAQ OMX’s decision whether to seek to terminate such use or permit it.

If NASDAQ OMX chooses to take action to terminate such unlicensed use, CME shall continue to pay the license fees required hereunder to NASDAQ OMX during any litigation with an Unlicensed User relating to such unlicensed use. Such payments will continue unless and until a court of competent jurisdiction (including but not limited to a court of first instance) issues a final ruling adverse to NASDAQ OMX. If the ruling

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

allows the unlicensed use to continue, NASDAQ OMX shall reimburse CME for all license fees paid by CME subsequent to NASDAQ OMX’s receipt of notice from CME of the unlicensed use, and CME’s obligation to pay license fees shall, except as provided below, cease going forward. If an adverse ruling is later reversed on appeal, CME shall pay to NASDAQ OMX a sum equal to (a) all license fees that NASDAQ OMX previously reimbursed to CME, less (b) any damages that NASDAQ OMX is able to collect relating to loss of license fees on subsequent review by the trial court (excluding any recovery of NASDAQ OMX’s outside counsel costs and expenses associated with the litigation),

The right to receive the reimbursement described above and the elimination of future license fee obligations (if NASDAQ OMX declines to appeal an adverse ruling or is unsuccessful in doing so) will represent CME’s sole and exclusive remedy against NASDAQ OMX.

With respect to any effort by NASDAQ OMX short of litigation to terminate a third party’s unlicensed use of an Index or an associated Mark, NASDAQ OMX shall, within ten (10) days, give written notice to CME of any decision to cease such effort to terminate such unlicensed use and of any adverse final decision in a litigation regarding same, by any court or other governmental body as to which there is no further appeal.

The costs of any litigation brought under this section shall be borne entirely by NASDAQ OMX. CME may, in its sole discretion, join any such litigation in order to protect its rights including seeking monetary damages. NASDAQ OMX will continue to have sole control over such litigation at its option where CME voluntarily joins a lawsuit initiated by NASDAQ OMX. However, CME shall have sole control over its own decisions as a party to any causes of action separately initiated by CME, even if subsequently joined with a lawsuit initiated by NASDAQ OMX; provided, however, that in no event will CME be permitted to initiate a separate litigation challenging the unlicensed use of an Index and/or a Mark unless NASDAQ OMX has first elected not to initiate litigation in response to such unlicensed use as contemplated under this section.

In the event litigation initiated pursuant to this section is decided adversely to NASDAQ OMX through all avenues of appeal, or if NASDAQ OMX is otherwise unsuccessful in terminating such party’s, or if NASDAQ OMX notifies CME that it will not challenge such unlicensed use, then:

(a)

NASDAQ OMX shall have no further liability to CME hereunder on account of such use and shall not be deemed to have breached any of its representations, warranties or agreements hereunder. Notwithstanding the foregoing, while this Agreement remains in

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

effect, NASDAQ OMX shall not enter into any agreement, written or oral, with any third party, pursuant to which NASDAQ OMX will receive revenue, derived from the listing, trading or clearing of the competitive product at the competitive market;

(b)	CME shall have the right to terminate this Agreement relating to any Futures Products based on the Index affected by the competitive product, along with all rights and obligations of the parties thereto, except for such rights and obligations as survive termination of this Agreement, provided that CME gives written notice of such termination to NASDAQ OMX within thirty (30) days of receiving written notice from NASDAQ OMX that it will not seek to terminate such unlicensed use or that its efforts to terminate such unlicensed use have been unsuccessful; and

(c)	if CME docs not terminate the license or licenses granted hereby to the Index affected by the competitive product, the total license fees payable by CME under this Agreement in connection with each Index affected by competitive product shall, for the duration of the term of this Agreement immediately be reduced to $***.

It is understood that the rights and obligations under this section are exclusively in relation to the Index affected by the competitive product arising from any unlicensed use of the Indexes or Marks. To remove any doubt, if an Unlicensed User trades a competitive product without a license and NASDAQ OMX, as contemplated in the first paragraph of this section, elects not to seek to terminate such use, CME may choose to continue the license and pay the $*** one time fee for its continued trading of the Futures Product based on the Index affected by the competitive product. In such a case, CME would still be obligated to pay the license fees for trading of other Futures Products not based on an Index affected by a competitive product. CME’s annual marketing commitment continues so long as at least one Index is not affected by a competitive product.

2.	Index Licensing Litigation.

If any litigation, such as the pending litigation Chicago Board Option Exchange, Dow Jones Company, and McGraw Hill Companies v. International Securities Exchange and Options Clearing Corporation (2006-CH-24798), is finally adjudicated, including through all avenues of appeal, and it is determined that a license is not required from the owner of a proprietary index in order to list, trade or clear a derivative product (including options, futures contracts, options on futures contracts, futures contracts in new product formats, and other derivative product) based on a proprietary index, then:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

(a)	NASDAQ OMX shall have no further liability to CME hereunder on account of such use and shall not be deemed to have breached any of its representations, warranties or agreements hereunder. Notwithstanding the foregoing, while this Agreement remains in effect, NASDAQ OMX shall not enter into any agreement, written or oral, with any third party, pursuant to which NASDAQ OMX will receive revenue, derived from the use of an Index for a Futures Product;

(b)	CME shall have the right to terminate this Agreement, along with all rights and obligations of the parties thereto, except for such rights and obligations as survive termination of this Agreement, provided that CME gives written notice of such termination to NASDAQ OMX within thirty (30) days of the finally adjudicated allowing for any time to appeal or request review of the finally adjudicated; and

(c)	if CME does not terminate the license, the total license fees payable by CME under this Agreement shall, for the duration of the term of this Agreement, immediately be reduced to $*** and CME’s annual marketing commitment shall be terminated.

CME shall not be entitled to a reimbursement of any Fees incurred prior to such finally adjudication.

F. Defined Terms. Capitalized Terms used in this Second Amendment but not defined herein shall have the meanings given in the Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers.

Chicago Mercantile Exchange Inc. (“CME”)		The NASDAQ OMX Group, Inc. (“NASDAQ OMX”)

By:	/s/ Craig S. Donohue	By:	/s/ John L. Jacobs
Name:	Craig S. Donohue	Name:	John L. Jacobs
Title:	Chief Executive Officer	Title:	Executive Vice President

Date:	6/26/08	Date:	6/27/08